EXHIBIT 99.1

April 11, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

VIA EDGAR

Dear Sir or Madam:

     In accordance with Temporary Note 3T to Article 3 of Regulation S-X, the Company has received from Arthur Andersen LLP, the Company’s independent auditors, a letter indicating their audit was subject to their quality control system for the United States accounting and auditing practice to provide reasonable assurance that the audit engagement was conducted in compliance with professional standards, there was appropriate continuity of Arthur Andersen personnel working on the audit, there was availability of national office consultation and the availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit. These representations were obtained in conjunction with Arthur Andersen’s consent filed today as Exhibit 23.1 to the Form 10-K of the Company.

Sincerely,

/s/ DAVID P. TUSA

David P. Tusa
Executive Vice President, Chief Financial
  Officer and Corporate Secretary